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[LOGO] SALOMON SMITH BARNEY
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                                             212-816-6000

  A Member of TravelersGroup



March 20, 1998

The Board of Directors
American Bankers Insurance Group, Inc.
11222 Quail Roost Drive
Miami, Florida 33157-6596

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $1.00 per share ("ABI Common Stock"), and to the holders of the $3.125 Series B Convertible Preferred Stock, no par value ("ABI Preferred Stock"), of American Bankers Insurance Group, Inc. ("American Bankers"), of the consideration to be received by such holders pursuant to the terms of and subject to the conditions set forth in the Agreement and Plan of Merger, to be dated as of March 20, 1998 (the "Merger Agreement"), by and among Cendant Corporation ("Cendant"), a wholly owned subsidiary of Cendant ("Purchaser"), and American Bankers. Upon American Bankers' entering into the Merger Agreement, the Amended and Restated Plan of Merger, dated as of February 28, 1998 among American International Group, Inc., a wholly owned subsidiary of American International Group, Inc. and American Bankers will terminate. As more fully described in the Merger Agreement, Purchaser is making a cash tender offer (the "Tender Offer") for 23,501,260 outstanding shares of ABI Common Stock at a purchase price of not less than $67.00 per share. The Merger Agreement further provides that, following the consummation of the Tender Offer, (A) American Bankers will be merged with and into Purchaser (collectively with the Tender Offer, the "Merger"), (B) each then outstanding share of ABI Common Stock not held by Cendant or Purchaser will be valued at $67.00 and will be converted into the right to receive shares of common stock, par value $.01 per share, of Cendant ("Cendant Common Stock"), calculated by dividing $67.00 by the average closing price of Cendant Common Stock for the ten trading days ending on the third trading day before the closing date of the Merger and (C) each outstanding share of ABI Preferred Stock will be converted into the right to receive one share of Series A Preferred Stock, par value $.01 per share, of Cendant ("Cendant Preferred Stock") having the terms described in the Merger Agreement (the "Cendant Offer Preferred Stock Consideration"). The consideration to be received by holders of ABI Common Stock in either the Tender Offer or the Merger, as described above, is referred to herein as the "Cendant Offer Common Stock Consideration."

   In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of American Bankers and certain senior officers and other representatives and advisors of Cendant concerning the businesses, operations and prospects of American Bankers and Cendant. We examined certain publicly available business and financial information relating to American Bankers and Cendant as well as certain financial forecasts for American Bankers and other information and data for American Bankers and Cendant which were provided to or otherwise discussed with us by the respective managements of American Bankers and Cendant, including information relating to certain strategic implications and operational benefits anticipated to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the ABI Common Stock and the Cendant Common Stock; the historical and projected earnings and other operating data of American Bankers and Cendant; and the capitalization and financial condition of American Bankers and Cendant. We considered, to the extent publicly available, the financial terms of certain other transactions recently effected which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of
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American Bankers and Cendant. We also evaluated the potential pro forma financial impact of the Merger on Cendant. In connection with our engagement, we were not requested to and did not approach, or hold discussions with, third parties to solicit indications of interest in the possible acquisition of American Bankers. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

   In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. We have also assumed with your consent, that the final terms of the Merger Agreement reviewed by us in draft form will not vary materially from the draft reviewed by us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the managements of American Bankers and Cendant that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of American Bankers and Cendant as to the future financial performance of American Bankers and Cendant and the strategic implications and operational benefits anticipated to result from the Merger. Our opinion, as set forth herein, relates to the relative values of American Bankers and Cendant. We are not expressing any opinion as to what the value of the Cendant Common Stock or the Cendant Preferred Stock actually will be when issued pursuant to the Merger or the price at which the Cendant Common Stock or the Cendant Preferred Stock will trade subsequent to the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of American Bankers and Cendant nor have we made any physical inspection of the properties or assets of American Bankers and Cendant. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

   Smith Barney Inc. and Salomon Brothers Inc, collectively doing business as Salomon Smith Barney, have acted as financial advisors to American Bankers in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We may have in the past provided investment banking services to American Bankers, for which services we may have received compensation. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of American Bankers and Cendant for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with American Bankers and Cendant.

   Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of American Bankers in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Salomon Smith Barney be made, without our prior written consent.

   Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, (i) the Cendant Offer Common Stock Consideration is fair, from a financial point of view, to the holders of ABI Common Stock and (ii) the Cendant Offer Preferred Stock Consideration is fair, from a financial point of view, to the holders of ABI Preferred Stock.

Very truly yours,

SALOMON SMITH BARNEY